Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of BioVie Inc. on Form S-1 (No. 333-288525), Form S-3 (Nos. 333-296924 and 333-271054) and Form S-8 (Nos. 333-260019, 333-283422 and 333-291787), of our report dated August 12, 2026, on our audits of the financial statements as of June 30, 2026 and 2025, and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about August 12, 2026. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

August 12, 2026